Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Bank First Corporation (“Bank First”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Bank First upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of November 19, 2019, by and between Bank First and Tomah Bancshares, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date: February 14, 2020

By:	/s/ Robert W. Holmes
Robert W. Holmes